SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934 or
            Suspension of Duty to File Reports Under Sections 13 and
                                  15(d) of the
                         Securities Exchange Act of 1934
                         Commission File Number 0-14599

           PLM Transportation Equipment Partners VIIC 1985 Income Fund
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             (Exact name of registrant as specified in its charter)

      One Market, Suite 800, Steuart Street Tower, San Francisco, CA 94105
                                 (415-974-1399)
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                        (Address, including zip code, and
                           telephone number, including
                           area code, of registrant's
                          principal executive offices)

                            Limited Partnership Units
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            (Title of each class of securities covered by this Form)

                                      None
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       (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports.

      Rule 12g-4(a)(1)(i)    [X]               Rule 12h-3(b)(1)(ii)    [  ]
      Rule 12g-4(a)(1)(ii)   [  ]
      Rule 12g-4(a)(2)(i)    [  ]              Rule 12h-3(b)(2)(i)     [  ]
      Rule 12g-4(a)(2)(ii)   [  ]              Rule 12h-3(b)(2)(ii)    [  ]
      Rule 12h-3(b)(1)(i)    [X]               Rule 15d-6              [  ]

       Approximate number of holders of record as of the certification or notice date: 1,230
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         Pursuant to the  requirements  of the Securities  Exchange Act of 1934,
PLM Transportation Equipment Partners VIIC 1985 Income Fund has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: January 27, 1999               By:/s/ Susan Santo
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                                        Susan Santo, Vice President,
                                        PLM Financial Services,Inc.,
                                        its general partner


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